UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

C.H. Robinson Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2015

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 7, 2015, at 1:00 p.m., Central Time. The meeting will be conducted at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect nine directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2015; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Our Board of Directors has selected Wednesday, March 11, 2015, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Friday, March 27, 2015, we will have completed mailing of the Notice of Internet Availability of Proxy Materials to our shareholders. The notice has instructions on how to access our 2015 Proxy Statement and Annual Report and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 27, 2015

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2015 ANNUAL MEETING OF SHAREHOLDERS

May 7, 2015

This Proxy Statement is soliciting your proxy for use at the 2015 C.H. Robinson Annual Meeting of Shareholders. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be held at 1:00 p.m. Central Time on Thursday, May 7, 2015, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Chief Legal Officer and Secretary, by telephone at (952) 937-7829, by email at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect nine directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of named executive officers;

3.	To approve the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2015; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We provide our shareholders with the opportunity to access the 2015 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge, if that is your preference. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders on March 27, 2015.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 11, 2015, are entitled to vote at our Annual Meeting. March 11, 2015, is referred to as the record date. As of the record date 147,855,864 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone, or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding Common Stock as of March 11, 2015, must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:

•	By Internet: You can vote your shares using the internet, at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 p.m. Eastern Time on Wednesday, May 6, 2015. You will need the 12-digit control number that was included in the notice of proxy materials that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

•	By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card, or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 6, 2015. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

•	By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 6, 2015, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the director nominees named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•	FOR approval of the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan; and

•	FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not considered present for the purpose of determining whether a nominee is elected or a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the election of directors, approval of the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan, and the ratification of Deloitte & Touche:

•	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on these proposals and, accordingly, will have the effect of a vote against the nominee or proposal.

•	If you do not vote (including a broker non-vote) on a nominee or a proposal, your shares will not be deemed present for the purposes of determining whether a nominee is elected or a proposal is approved.

With regard to the advisory proposal on the compensation of our named executive officers:

•	If you abstain or do not vote (including a broker non-vote) on this proposal, your vote or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory vote on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meetings and entitled to vote, provided that a quorum is present at the meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

As of the date of this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors had historically been divided into three classes. However, at the company’s 2012 Annual Meeting, shareholders voted to amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors. As a result of that amendment, beginning with our 2013 Annual Meeting, directors nominated for election to the company’s Board of Directors have been and are now elected to serve one-year terms. The Board of Directors has set the number of directors constituting the Board of Directors at 10.

Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, David W. MacLennan, ReBecca Koenig Roloff, James B. Stake, Brian P. Short and John P. Wiehoff are directors whose term expires at the 2015 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Guilfoile, Ms. Kozlak, Ms. Roloff, and Messrs. Anderson, Ezrilov, Fortun, Stake, Short, and Wiehoff for election to the Board of Directors at the Annual Meeting for terms of one year. Each has indicated a willingness to serve. Mr. MacLennan will not be seeking reelection to the Board.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Guilfoile, Ms. Kozlak, Ms. Roloff, and Messrs. Anderson, Ezrilov, Fortun, Stake, Short, and Wiehoff unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the continuing directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

•	For Ms. Kozlak, goods and services provided in the ordinary course of business by the company to Target Corporation, where Ms. Kozlak is employed, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

•	For Mr. Short, services provided in the ordinary course of business by Admiral Merchants Motor Freight, Inc. (“AMMF”), an entity in which, together with a number of his family members, Mr. Short holds a controlling interest. In 2014, AMMF provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive health plan administration services and health claim stop loss insurance products from UnitedHealth Group Incorporated, of which Marianne D. Short, a sister of Mr. Short, was the chief legal officer during 2014. The amounts paid to UnitedHealth Group for such services and products were immaterial to either company’s revenue or operations in the last three fiscal years.

The Board considered these relationships and their significance in determining that these directors are independent. Information concerning the nominees is below.

Director Biographies and Qualifications

Scott P. Anderson (Nominee with term expiring in 2015)

Scott P. Anderson, 48 years old, has been a director of the company since 2012. He is chairman, president, chief executive officer, and director of Patterson Companies, Inc. He was elected the president and chief executive officer of Patterson Companies, Inc. in April 2010. In April 2013, he was elected the additional responsibility of chairman of the board. Mr. Anderson has worked with Patterson Companies since 1993. Prior to June 2006, when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson became one of the company’s directors in June 2010. Mr. Anderson is a past chairman of the Dental Trade Alliance. Mr. Anderson is a trustee of Gustavus Adolphus College. He serves on the board of directors of the Ordway Theater. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and his bachelor’s degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson. He also has public company board experience, having served as a member of Patterson’s Board of Directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales, and vice president, marketing.

Robert Ezrilov (Nominee with term expiring in 2015)	Robert Ezrilov, 70 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science in Business degree at the University of Minnesota. He serves as an advisory board member to Holiday Companies.

Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen, LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has experience from previous service as a director of other public companies.

Wayne M. Fortun (Nominee with term expiring in 2015)	Wayne M. Fortun, 66 years old, has been a director of C.H. Robinson since 2001. He is chairman of the board of Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer. Mr. Fortun joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer and was appointed to the Board of Directors, in October 2012, he was appointed chairman of the board and retired as CEO. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR).

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the Boards of Hutchinson and G&K.

Mary J. Steele Guilfoile (Nominee with term expiring in 2015)	Mary J. Steele Guilfoile, 61 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and various merger integration, executive management, and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (VLY). Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and her bachelor’s degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the Boards of Interpublic and Valley National. Ms. Guilfoile meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Jodee A. Kozlak (Nominee with term expiring in 2015)	Jodee Kozlak, 52 years old, joined C.H. Robinson as a director in 2013. Ms. Kozlak is executive vice president and chief human resources officer of Target and a member of its Executive Committee. Prior to joining Target in 2001, Kozlak was a partner in the litigation practice of Greene Espel, PLLP, a Minnesota law firm. She also previously served as a senior associate at Oppenheimer Wolff & Donnelly and a senior auditor at Arthur Anderson, LLC, both in Minneapolis. Ms. Kozlak is past president of the board of directors of The Guthrie Theater, and a member of the board of overseers for the Carlson School of Management and the Stanford Advisory Board on Longevity. Jodee is also on the board of OneVillage, a non-profit focused on microfinance. She received a B.A. degree in Accounting from the College of St. Thomas and earned her Juris Doctor degree from the University of Minnesota.

Through her service as Target’s executive vice president of human resources, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development. Ms. Kozlak’s experience with Target has also given her a deep understanding of executive compensation within a public company.

ReBecca Koenig Roloff (Nominee with term expiring in 2015)	ReBecca Koenig Roloff, 60 years old, has been a director of the company since 2004. She has been the president and chief executive officer of the Minneapolis YWCA since August 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Ms. Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Ms. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from St. Catherine University in St. Paul, Minnesota. She has chaired several community Board of Trustees including The Blake School in Hopkins, Minnesota, St. Catherine University, and The Children’s Theatre Company. She is a recent director on the board of directors for Allina Health and current president of the International Women’s Forum of Minnesota in addition to serving on several non-profit boards dedicated to education and economic opportunity.

Ms. Roloff’s leadership positions at The Pillsbury Company, American Express Financial Advisors, and the Minneapolis YWCA provide her with extensive management and strategic planning skills. In addition, her work at The Pillsbury Company has provided her with insight into the produce sourcing business in which we engage.

James B. Stake (Nominee with term expiring in 2015)	James B. Stake, 62 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member and chairs the compensation committee for Otter Tail Corporation (NASDAQ: OTTR), is chairman of the board for Ativa Medical Corp., and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science in Chemical Engineering from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective to the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Brian P. Short (Nominee with term expiring in 2015)	Brian P. Short, 65 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, and William Mitchell College of Law. He also serves on the advisory council to the Law School of the University of Notre Dame and the Board of Governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides valuable insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Nominee with term expiring in 2015)	John P. Wiehoff, 53 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 22 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, ReBecca Koenig Roloff, James B. Stake, Brian P. Short and John P. Wiehoff as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (the “Board”) has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend. All directors then serving on the Board of Directors attended last year’s Annual Meeting.

During 2014, the Board of Directors held five meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Scott Anderson		x	x
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair
Mary Steele Guilfoile	x		x
Jodee Kozlak		x
David MacLennan			Chair
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed Chairman of the Board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as Chairman, the Board considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to being able to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of many of our directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to shareholder inquiries that are directed to the independent directors. Mr. MacLennan served as the Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee is responsible for the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the Committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual enterprise risk assessment of the company, which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the Committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Messrs. Ezrilov, Short, and Stake and Ms. Guilfoile, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review, and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results, and earnings releases and the adequacy of our internal controls and procedures;

(6)	Reviewing the risk management status of the company; and

(7)	Reviewing and approving related-party transactions.

The Audit Committee held eight meetings during 2014. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2015 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 35 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee has oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held four meetings during 2014. See “2014 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 31 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Reviewing and revising the company’s Corporate Governance Guidelines, including recommending any necessary changes to the Corporate Governance Guidelines to the Board;

(4)	Leading the Board of Directors in an annual review of the performance of the Board and the Board Committees;

(5)	Making recommendations to the Board of Directors regarding Board committee assignments;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements;

(7)	Making recommendations to the Board with respect to the compensation of non-employee directors; and

(8)	Periodically reviewing with the company’s chief legal officer, developments that may have a material impact on the company’s corporate governance programs, including related compliance policies.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held two meetings during 2014.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee, and to serve as a director if appointed by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors, and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2015 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2016 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2014, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $20,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $10,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. We base the stock ownership requirements on all shares of company stock deemed owned by a director, which includes vested stock options, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the director, including owned in a trust, by a spouse, or by dependent children for our directors.

In 2014, the Board of Directors granted each director a fully vested restricted stock unit award valued at $50,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors. In 2014, the Compensation Committee engaged Aon Hewitt, an independent, nationally recognized, and reputable human resources consulting firm, to present director compensation survey information to the Compensation Committee in preparation for its director compensation analysis and discussion. The consultant is independent under the rules established by the Securities and Exchange Commission. The director compensation survey information included the compensation elements of cash retainer and equity compensation, both separately and combined, of publically traded companies with a market capitalization position of between five and ten billion dollars. The director compensation survey data was used to generally inform the Governance Committee on director compensation. Fees for Aon Hewitt did not exceed $120,000 during 2014. Aon Hewitt did not provide any additional services to C.H. Robinson outside of its role as consultant to the Board and its Committees during 2014. Based in part on the results of the director compensation survey, and considering other factors, for 2015, the Board of Directors has increased the amount of the stock unit award to $125,000. All other elements of director compensation for 2015 remain unchanged.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total ($)
Scott P. Anderson	$90,000	(2)	$50,000	$140,000
Robert Ezrilov	110,000		50,000	160,000
Wayne M. Fortun	90,000		50,000	140,000
Mary J. Steele Guilfoile	95,000	(4)	50,000	145,000
Jodee A. Kozlak	85,000	(5)	50,000	135,000
David W. MacLennan	90,000	(3)	50,000	140,000
ReBecca Koenig Roloff	95,000		50,000	145,000
Brian P. Short	95,000	(2)	50,000	145,000
James B. Stake	95,000	(3)	50,000	145,000

(1)	The dollar value in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after their Board membership terminates.
(2)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(3)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.
(4)	The director has elected to receive one half of her board retainer in fully taxable unrestricted shares of company stock and the balance of her board and committee retainers in cash.
(5)	The director has elected to receive one half of her board retainer and all of her committee retainer in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership. The balance of the director’s board retainer is paid in cash.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, James B. Stake, Scott P. Anderson, and Jodee A. Kozlak. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

2014 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, a significant portion of the cash compensation of our managers is based on the profitability of their office. A portion of the cash compensation of many employees in our offices is also determined by the profits of their office. In addition, approximately 3,050 employees, or 25 percent of our total employees, hold equity they received through our 1997 Omnibus Stock Plan, which was amended and restated in 2006 (the “1997 Plan”), and its successor 2013 Equity Incentive Plan (the “2013 Plan” and jointly with the 1997 Plan referred to as the “Equity Plans”). Our company Equity Plans promote long-term ownership and are aligned with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive officer compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Pay incentive compensation aligned with company earnings at various levels;

(3)	Emphasize both team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executive officers are based on factors including individual performance, level of responsibility, unique skills of the executive, tenure, and demands of the position. In addition, the Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of named executive officers. At our 2014, 2013, and 2012 Annual Meetings, our say-on-pay proposals received “for” votes that represented approximately 75.7 percent, 96 percent, and 98 percent, respectively, of the shares voted on the proposals. The Compensation Committee considered the results of these say-on-pay votes when evaluating our compensation practices and policies in 2014 and when setting the compensation of our named executive officers for 2014. The Compensation Committee believes that our say-on-pay proposal results demonstrate shareholders’ support of our compensation practices. However, we continue to evaluate elements of our executive compensation program for possible modification and implementation in future years.

II. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executive officers as part of a total compensation package necessary to attract, retain, and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation and is established at a rate which is significantly below market. Our compensation philosophy allocates a significant portion of compensation to performance-based incentive compensation.

Base salaries are reviewed annually but are not adjusted frequently. Annual compensation adjustments are more often made through adjustments to incentive compensation, which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2014 for each of the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Non-Equity Incentive Plan Compensation (“annual incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executive officers for maintaining and growing C.H. Robinson’s earnings. Our annual incentive compensation rewards executives in cash for corporate performance and aligns their interests with those of our shareholders. Our annual incentive compensation is based on our pre-tax earnings. As an indicator of the importance of company profitability as a measure of executive performance, approximately 69 percent of the total cash compensation earned by our named executive officers in 2014 was annual incentive compensation.

Consistent with our performance-based compensation approach, and given their broader responsibilities, our named executive officers’ annual incentive compensation is based on overall company pre-tax income before deducting the expense of the executive annual incentive compensation (“adjusted pre-tax income”), and where applicable, the pre-tax income of the business for which the named executive officer is responsible. The Compensation Committee approves an individualized incentive compensation plan for each named executive officer prior to the beginning of the calendar year. Each award pays pre-determined percentages of adjusted pre-tax income based upon various ranges of adjusted pre-tax income of the company, and the business for which the executive officer is responsible, if applicable. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. Our annual incentive compensation program distributes annual incentive compensation across various levels of actual profitability.

Annual individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. Total compensation is periodically compared to various executive compensation surveys.

The executive annual incentive compensation agreements allow executives, including the named executive officers, to receive a portion of their incentive compensation in semi-monthly payments. These semi-monthly payments, combined with the base salaries, maintain the performance-based approach consistent with our network offices, and generally align with base salaries seen in the general industry marketplace for similarly sized businesses. The maximum annual amount an executive could elect to receive in semi-monthly payments in 2014 was the sum of the executive’s 2013 salary plus the amount of their projected 2013 annual incentive compensation (based on the executive’s annual incentive compensation award), multiplied by 60 percent minus the executive’s 2014 base salary. Executives were required to make their 2014 semi-monthly payment election before December 31, 2013, and were not allowed to make changes in their elections thereafter. While these payments are considered compensation and are not subject to forfeiture, the Compensation Committee can suspend the semi-monthly payments to an executive during the year if it is determined that performance will not be achieved. This approach is consistent with our office employee and manager incentive compensation philosophy. The final annual incentive compensation amounts for 2014 exceeded the semi-monthly payments for all the named executive officers.

Equity Compensation

We use equity compensation as our primary tool for aligning our executives with long-term shareholder interests, rewarding them for the achievement of overall company performance, and retaining them at C.H. Robinson. Equity compensation for our executive officers is performance based and highly variable based on growth in company earnings. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved 2013 Equity Incentive Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, restricted stock units, and other types of equity compensation. Executive officers, other employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity compensation. As part of the equity compensation process, the Compensation Committee approves the creation of an equity pool for employees other than the executive officers. The pool is based on estimated grant date value. The value of individual awards is determined based on the participant’s role, performance, and total compensation.

Named Executive Officer Awards

Equity awards made to our named executive officers over the past three years have been in the form of performance shares and performance-based incentive stock options weighted equally by fair value. Given the percentage of their total compensation that is equity, the performance vesting formula that is based solely on growth in company profitability, and the long-term nature of the vesting and delivery, we believe these awards are an effective tool for creating long-term ownership, aligning our executives’ interests with those of our shareholders, and linking executive officer compensation to company performance.

Performance Shares

For our performance share awards, vesting may occur for up to five calendar years, based on company performance. Any performance shares that are unvested at the end of the five years are forfeited back to the company. Over the five-year vesting period of the awards, performance vesting is designed to vest zero to 100 percent of the award, based on the change in earnings per share from the previous year. However, in no case may an award vest more than 100 percent. Additionally, an award may vest zero percent when there is negative year-over-year growth in the established metrics, as was experienced by participants in 2013. For performance share awards granted prior to 2013, the annual vesting percentage is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus 5 percentage points. In 2013, the Compensation Committee adjusted the equity vesting formula to better align it with the company’s long-range growth plan. The annual vesting percentage for performance share awards granted in 2013 and 2014 is equal to the year-over–year percentage increase (or decrease) in diluted net income per share, plus 10 percentage points.

Our named executive officers and other certain management employees received performance share awards in 2011, 2012, and 2013, with vesting commencing in 2012, 2013, and 2014, respectively. Performance shares and performance-based incentive stock options granted in 2009, 2010, 2011, and 2012 vested 17 percent; those granted in 2013 vested 25 percent based on the vesting formulas noted above. Performance share and performance-based incentive stock option annual vesting percentage information is set forth in the following table:

Vesting Year	2008 Award	2009 Award	2010 Award	2011 Award	2012 Award	2013 Award
2009	7%	—	—	—	—	—
2010	13%	13%	—	—	—	—
2011	17%	17%	17%	—	—	—
2012	24%	24%	24%	24%	—	—
2013	0%	0%	0%	0%	0%	—
2014	—	17%	17%	17%	17%	25%
Percentage Vested to Date	61%	71%	58%	41%	17%	25%
Years Left Available to Vest	0%	0	1	2	3	4

Our performance share awards have post vesting holding restrictions. For awards made to named executive officers in 2009 through 2014, delivery of the vested shares occurs on the earlier of two years after termination of employment or after two years following the end of the five-year vesting period. However, officers were allowed to elect a later delivery of the vested shares.

Dividend equivalents are paid to participants in cash on all performance shares, vested or unvested. Dividend equivalents provide an important link between the executive’s stake in the company and its long-term health. It also better aligns them with our shareholders who historically have received between 40 and 50 percent of company earnings in the form of dividends. A 2000 award of 338,984 deferred shares to Mr. Wiehoff, which time vests ratably over 15 years, uses the dividend equivalents to purchase additional deferred shares. The dividend equivalents paid to participants on performance shares are considered wages by the Internal Revenue Service until the shares are delivered to the participant.

The fair value of each share-based award is established on the date of grant. For grants of performance shares and restricted stock units, the fair value is established based on the market price of our common stock on the date of the grant, discounted for post-vesting holding restrictions. For grants of performance-based incentive stock options, the fair value is established using the Black Sholes option pricing model.

The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The fair value of performance shares and restricted stock units is expensed as they vest.

Stock Options

C.H. Robinson awarded performance-based incentive stock options to executives, including the named executive officers, in 2012, 2013, and 2014. These awards contain performance-based vesting terms and conditions identical to the performance share grants made to our executives. The exercise price for the options was based on the closing price on the date such options were approved by the Compensation Committee. The option awards column of the Summary Compensation Table contains the fair value of these options, as well as any reload options granted under the 1997 Equity Incentive Plans during 2012 to each of the named executive officers. The ability to receive option reloads from grants made in the early 2000s expired in 2012. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. Options that do not vest within the five-year performance horizon are cancelled and forfeited by the participant. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

Equity Plan Acceleration and Post Employment Vesting

We do not have a cash separation pay plan for named executive officers. Vesting of Mr. Wiehoff’s 2000 deferred share award explicitly cannot accelerate for a change of control. In the case of either death or disability, the award does provide for partial current year vesting (rather than full year vesting) based on the number of whole months in the current vesting year as of the date of death or disability divided by 12. These plan characteristics are intended to align participant interests with shareholder interests.

The 2012, 2013, and 2014 performance share award agreements for our named executive officers include provisions to accelerate vesting for change in control, death, or disability. Performance-based incentive stock options granted to our named executive officers will vest immediately and may be exercised in full in connection with a change in control. This treatment for performance share awards and stock option awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event.

Post-employment vesting tied to non-compete agreements provides protections to the company and our relationships with our employees, customers, and suppliers. This is the only separation post-termination compensation agreement for managers or executives. For performance share and option grants in 2012, 2013, and 2014, the following post-employment vesting rules, based on age and tenure with the company, have been established:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Stock Ownership Requirements

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our executive officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success aligns our executive’s interests with that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership requirements based on all shares of company stock deemed owned by an executive officer, which includes vested stock options, stock held in the company 401(k) Plan, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children, for our executive officers. The requirements are:

•	Chief executive officer: ten times base salary

•	Presidents and senior vice presidents: seven-and-a-half times base salary

•	Other executive officers: three times base salary

New officers are expected to meet their ownership requirement within five years of being named an executive officer. As of the end of 2014, all the executive officers had met their ownership requirements.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Certain employees, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any named executive officers, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post-Employment Vesting section.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific benefit arrangements and perquisites in 2014 were:

(1)	Officers of the company have been entitled to defer the receipt of shares of our common stock in settlement of performance share awards under this plan, and Mr. Wiehoff’s 2000 deferred share award has been provided under this plan.

(2)	The company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2014, Mr. Wiehoff had approximately two hours of personal use of the corporate aircraft. The value of this benefit was treated as ordinary income and included on Mr. Wiehoff’s 2014 W2.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for each of the executive officers named in this Proxy Statement.

Other Broad-Based Employee Benefits

Our named executive officers are eligible to participate in all of the same benefit programs as other C.H. Robinson employees. These include:

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year.

In 2014, the company made a discretionary profit sharing contribution to the 401(k) plan for all eligible employees, including those who do not contribute to the 401(k) plan.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Approximately 53 percent of eligible employees participate in the plan. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision; flexible medical and dependent care spending; short term disability and long term disability; life insurance; and holiday and other paid time off. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

III. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing the executive officer’s employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held four meetings during 2014. The Compensation Committee Report on executive compensation is found on page 31 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other executive officers.

The Compensation Committee considers many factors when setting compensation plans and awards, including company performance, executive officer responsibilities, officer performance, position tenure, experience, and survey study information from independent experts. For the past three years, the Compensation Committee engaged Aon Hewitt to present executive compensation survey information to the Compensation Committee in preparation for determining and approving executive compensation. Typically, the Compensation Committee reviews general industry benchmark data every two to three years, as provided by Aon Hewitt. The Compensation Committee does periodically plan to seek independent consultative input and consideration of the company’s executive compensation, as it continues to assess the company’s executive officer compensation philosophy.

Equity Compensation

In 2014, our named executive officers were awarded performance shares and performance-based stock options. Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chief executive officer’s equity compensation award. The Compensation Committee approves the awards for each of the executive officers and approves the equity grants to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval.

IV. Named Executive Compensation

Realized Annual Compensation

C.H. Robinson views total realized annual compensation as total cash (base salary and annual incentive compensation) plus vested equity during that calendar year. As described in the equity compensation section above, the equity compensation of our executive officers is performance based and has significant variability based on company earnings growth. Because performance equity may not vest, we think it is most appropriate to measure total compensation in this way. In the Total 2014 Realized Annual Compensation table for each named executive officer below, the values in the “Equity Earned” column reflect the actual percentage vested during the calendar year multiplied by the grant date value for the awards vesting during each year.

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, Chairman, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $410,000 in 2014, 2013, and 2012. He did not elect to receive semi-monthly payments. In 2014, Mr. Wiehoff earned annual incentive compensation of $1,553,083 which was paid in cash on January 30, 2015. The amount was calculated based on his annual incentive compensation agreement, as described in Section II above. Mr. Wiehoff’s annual incentive compensation payment awarded compensation for achieving adjusted pre-tax income in certain ranges. The increase in 2014 incentive compensation compared to 2013 was primarily the result of an increase of approximately 7.7 percent in our company’s adjusted pre-tax income in 2014 compared to 2013. The table below shows how Mr. Wiehoff’s annual incentive compensation would have varied at other levels of 2014 adjusted pre-tax income growth or decline compared to 2013.

Incentive Compensation and Adjusted Pre-Tax Income Variance: John P. Wiehoff

As described in Section II above, our executive compensation program is designed to allocate a significant portion of compensation to performance-based incentive compensation, which is paid based on company profitability. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. In conjunction with this philosophy, our base salaries are set significantly below market.

Change in adjusted pre- tax income over prior year	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$996,425	$1,076,765	$1,158,340	$1,239,914	$1,327,446	$1,454,392	$1,637,935	$1,719,861	$1,791,489

Total 2014 Realized Annual Compensation: The table below illustrates John Wiehoff’s total realized compensation in 2014 of $4,412,002, an increase of 97.6 percent over 2013.

	Salary	Nonequity Incentive	Total Cash	Equity Earned		Total Realized Compensation
2014	410,000	1,553,083	1,963,083	2,448,919		4,412,000
2013	410,000	1,489,574	1,899,574	333,334	(1)	2,232,908
2012	410,000	1,589,318	1,999,318	2,272,534		4,271,852

(1)	This amount represents the grant date value of the shares that vested during 2013 under the terms of the time based deferred share grant awarded to Mr. Wiehoff in December 2000.

In December 2014 and pursuant to the 2013 Equity Incentive Plan, Mr, Wiehoff was granted 28,320 performance shares and 119,620 performance-based incentive stock options with a combined grant date fair value of approximately $3.46 million, an increase of 15.3 percent over his 2013 grant date fair value. These shares and options are available to begin vesting in 2015.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2014 base salary, incentive compensation award, and equity compensation followed the practices explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	Title, role, scope of responsibility, and relative experience;

(2)	Tenure in their position;

(3)	Subjective evaluation of individual performance;

(4)	Financial performance of the company as a whole;

(5)	Financial performance of the portion of the business the named officer supervises, where applicable; and

(6)	Comparison to market survey information.

Chad M. Lindbloom, Chief Information Officer and Interim Chief Financial Officer

Chad M. Lindbloom’s base salary was $270,000 in 2014, 2013, and 2012. Mr. Lindbloom elected to receive semi-monthly payments of his annual incentive compensation during 2014. He earned annual incentive compensation of $505,642 for 2014; $156,000 was paid in semi-monthly payments and the balance was paid in cash on January 30, 2015. Mr. Lindbloom’s annual incentive compensation agreement compensated him for the company achieving adjusted pre-tax earnings in certain ranges. The increase in 2014 incentive compensation compared to 2013 was primarily the result of an increase of approximately 7.7 percent in our company’s adjusted pre-tax income in 2014 compared to 2013. The table below shows how Mr. Lindbloom’s annual incentive compensation would have varied at other levels of 2014 adjusted pre-tax income growth or decline compared to 2013.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Chad M. Lindbloom

As described in Section II above, our executive compensation program is designed to allocate a significant portion of compensation to performance-based incentive compensation, which is paid based on company profitability. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. In conjunction with this philosophy, our base salaries are set significantly below market.

Change in adjusted pre-tax income over prior year	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$355,064	$382,255	$409,447	$436,638	$463,830	$491,021	$518,213	$545,404	$569,447

Total 2014 Realized Annual Compensation: The table below illustrates Chad Lindbloom’s total realized compensation in 2014 of $1,365,385, an increase of 86 percent from 2013.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2014	270,000	505,642	775,642	589,743	1,365,385
2013	270,000	463,830	733,830	0	733,830
2012	270,000	467,795	737,795	752,228	1,490,023

Mr. Lindbloom was granted 6,880 performance shares and 29,050 performance-based incentive stock options in 2014 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was approximately 12 percent greater than those he received in 2013. These shares and options are available to begin vesting in 2015.

James P. Lemke, President of Robinson Fresh

James P. Lemke’s base salary was $210,000 in 2014, 2013, and 2012. Mr. Lemke elected to receive semi-monthly payments during 2014. He earned annual incentive compensation of $468,864 in 2014; $202,336 was paid in semi-monthly payments and the balance was paid in cash on January 30, 2015. This resulted in a year-over-year increase of approximately 0.20 percent in Mr. Lemke’s annual incentive compensation. The table below shows how Mr. Lemke’s annual incentive compensation would have varied at other levels of 2014 adjusted pre-tax income growth or decline of the company’s pre-tax earnings compared to 2013 for his assigned businesses and regions.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James P. Lemke

As described in Section II above, our executive compensation program is designed to allocate a significant portion of compensation to performance-based incentive compensation, which is paid based on company profitability. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. In conjunction with this philosophy, our base salaries are set significantly below market.

Change in adjusted pre-tax income over prior year	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$309,689	$350,096	$392,341	$435,455	$480,721	$524,282	$570,629	$613,097	$653,909

Total 2014 Realized Annual Compensation: The table below illustrates James Lemke’s total realized compensation in 2014 of $1,213,771, an increase of 79% over 2013.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2014	210,000	468,864	678,864	534,907	1,213,771
2013	210,000	467,872	677,872	0	677,872
2012	210,000	497,795	707,795	733,915	1,441,710

Mr. Lemke was granted 5,670 performance shares and 23,930 performance-based incentive stock options in 2013 pursuant to the 2014 Equity Incentive Plan. The $692,000 grant date fair value of these awards was an increase of 6.5 percent over those he received in 2013. These shares and options are available to begin vesting in 2015.

Stéphane D. Rambaud, President of Global Freight Forwarding

Stéphane D. Rambaud joined C.H. Robinson in November of 2012 as a result of the acquisition of Phoenix International Freight Services, Ltd., where he was its president and chief executive officer. Pursuant to the purchase agreement between the company and Phoenix International, Mr. Rambaud’s 2013 base salary was established at $700,000. He earned annual incentive compensation for 2014 of $623,786. Mr. Rambaud elected to receive a portion of his incentive compensation award as semi-monthly payments during 2014 and received $490,000 in semi-monthly payments, with the balance paid in cash on January 30, 2015. Mr. Rambaud’s 2014 incentive award was based upon pre-tax earnings for the company and the achievement of pre-tax earnings generated by the offices for which he had management responsibility during 2014.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Stéphane Rambaud

As described in Section II above, our executive compensation program is designed to allocate a significant portion of compensation to performance-based incentive compensation, which is paid based on company profitability. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. In conjunction with this philosophy, our base salaries are set significantly below market.

Change in adjusted pre-tax income over prior year	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$277,491	$314,834	$357,137	$411,587	$471,558	$546,063	$629,563	$648,805	$663,580

Total 2014 Realized Annual Compensation: The table below illustrates Stéphane Rambaud’s total realized compensation in 2014 of $1,008,035, a 31 percent increase over 2013.

Change in adjusted pre-tax income over prior year	Salary	Bonus	Total Cash	Equity Earned	Total Realized Compensation
2014	210,000	623,786	833,786	175,049	1,008,035
2013	700,000	70,000	770,000	0	770,000
2012	116,667	0	116,667	0	116,667

In 2014, Mr. Rambaud received 6,480 performance shares and 27,350 performance-based incentive stock options pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards represented a 13 percent increase in award value year-over-year. These shares and options are available to begin vesting in 2015.

Scott A. Satterlee, President of North American Surface Transportation

The base salary for Scott A. Satterlee was $210,000 in 2014, 2013, and 2012. He earned annual incentive compensation for 2014 of $605,116. Mr. Satterlee elected to receive a portion of his incentive compensation award as semi-monthly payments during 2014 and received $249,719 in semi-monthly payments, with the balance paid in cash on January 30, 2015. The 2014 annual incentive compensation awards increased compared to 2013 award due to the approximately 7.7 percent increase in pre-tax earnings for the company and growth in the North American Surface Transportation division for which he has management responsibility. The table below shows how Mr. Satterlee’s annual incentive compensation would have varied at other levels of 2014 adjusted pre-tax income growth or decline of the company.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Scott A. Satterlee

As described in Section II above, our executive compensation program is designed to allocate a significant portion of compensation to performance-based incentive compensation, which is paid based on company profitability. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. In conjunction with this philosophy, our base salaries are set significantly below market.

Change in adjusted pre-tax income over prior year	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$307,196	$341,083	$377,332	$426,949	$500,000	$546,101	$605,677	$646,478	$683,064

Total 2014 Realized Annual Compensation: The table below illustrates Scott Satterlee’s total realized compensation in 2013 of $1,455,874, an increase of 93% over 2013.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2014	210,000	605,116	815,116	640,758	1,455,874
2013	210,000	543,830	753,830	0	753,830
2012	210,000	583,727	793,727	812,917	1,606,644

In 2014, Mr. Satterlee received 7,280 performance shares and 30,760 performance-based incentive stock options pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards represented an 18.7 percent increase in award value year-over-year. These shares and options are available to begin vesting in 2015.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to each “covered employee” to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. For purposes of Section 162(m), the group of covered employees consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee retains the discretion to provide compensation to the company’s covered employees that may not qualify as performance-based for purposes of Section 162(m) and therefore may not be tax deductible, and believes that the amount of any expected loss of a tax deduction under Section 162(m) will not have a material impact on the company’s overall tax position.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2014	$410,000	$0	$1,756,123	$1,702,193	$1,553,083	$0	$18,089	$5,029,488
President and Chief Executive Officer	2013 2012	410,000 410,000	0 0	1,500,090 1,500,038	1,500,044 1,500,135	1,489,574 1,589,318	0 0	10,200 21,838	4,909,908 5,021,329

Chad M. Lindbloom	2014	270,000	0	426,629	413,382	505,642	0	15,600	1,631,253
Chief Information Officer, Interim Chief Financial Officer	2013 2012	270,000 270,000	0 0	375,255 375,375	375,011 375,102	463,830 467,795	0 0	10,200 15,000	1,494,296 1,503,272

James P. Lemke	2014	210,000	0	351,597	340,524	468,864	0	15,600	1,386,585
President-Robinson Fresh	2013 2012	210,000 210,000	0 0	325,035 325,163	325,088 345,227	467,872 497,795	0 0	10,200 15,000	1,338,195 1,393,184

Stéphane D. Rambaud	2014	210,000	0	401,825	389,191	623,786	0	15,600	1,640,402
President-Global Freight Forwarding	2013 2012	700,000 116,667	70,000 0	350,145 0	350,050 0	0 0	0 0	30,347 3,575	1,500,542 120,242

Scott A. Satterlee	2014	210,000	0	452,053	437,715	605,116	0	15,600	1,720,484
President-North America Surface Transportation	2013 2012	210,000 210,000	0 0	375,255 400,238	375,011 400,082	543,830 583,727	0 0	10,200 15,000	1,514,296 1,609,046

(1)	The 2011 and 2012 restricted stock grants which began vesting in 2012 and 2013, respectively, are available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 17% in 2011, 24% in 2012 and 0% in 2013. The 2013 restricted stock grant which began vesting in 2014, is available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 25% in 2014.
(2)	The 2011 and 2012 stock option grants which began vesting in 2012 and 2013, respectively, are available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 17% in 2011, 24% in 2012 and 0% in 2013. The 2013 stock option grant which began vesting in 2014, is available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 25% in 2014.
(3)	The dollar amount in this column represents the amount the named executive officer earned during the respective year under their non-equity incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	Perks and Other Personal Benefits	Tax Reimbursements	(1) Registrant Contributions to Defined Contributions	Insurance Premiums	Other		Total
John P. Wiehoff	2014	$0	$0	$15,600	$0	$2,489	(2)	$18,089
Chad M. Lindbloom	2014	0	0	15,600	0	0		15,600
James P. Lemke	2014	0	0	15,600	0	0		15,600
Stéphane D. Rambaud	2014	0	0	15,600	0	0		15,600
Scott A. Satterlee	2014	0	0	15,600	0	0		15,600

(1)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.
(2)	Represents Mr. Wiehoff’s use of the corporate aircraft.

Dividend Equivalents Paid on Unvested Performance Shares

		Performance Shares (1)
Name and Position	Year	Unvested Shares
John P. Wiehoff	2014	$163,789
	2013	171,369
	2012	179,598

Chad M. Lindbloom	2014	45,570
	2013	54,488
	2012	64,797

James P. Lemke	2014	33,056
	2013	43,820
	2012	53,397

Stéphane D. Rambaud	2014	15,866
	2013	2,636
	2012	0

Scott A. Satterlee	2014	47,954
	2013	57,616
	2012	65,991

(1)	Dividends paid on these performance shares were paid directly to the named executive officer through the company’s payroll system.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(3) Grant Date Fair Value of Stock and Option Awards
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John P. Wiehoff	12/3/14 12/3/14	— —	1,553,083 —	— —	— —	— —	28,320 119,620	(4) (5)	— —	— 74.57	1,756,123 1,702,193

Chad M. Lindbloom	12/3/14 12/3/14	— —	505,642 —	— —	— —	— —	6,880 29,050	(4) (5)	— —	— 74.57	426,629 413,382

James P. Lemke	12/3/14 12/3/14	— —	468,864 —	— —	— —	— —	5,670 23,930	(4) (5)	— —	— 74.57	351,597 340,524

Stéphane D. Rambaud	12/3/14 12/3/14	— —	133,786 —	— —	— —	— —	6,480 27,350	(4) (5)	— —	— 74.57	401,825 389,191

Scott A. Satterlee	12/3/14 12/3/14	— —	605,116 —	— —	— —	— —	7,290 30,760	(4) (5)	— —	— 74.57	452,053 437,715

(1)	Each of the named executive officers received a non-equity incentive plan award during 2014. Under the terms of the award, the amount earned by each executive is based upon the company’s adjusted pre-tax income for 2013 and will be paid to the executive in early 2014. Because the value of this award cannot be accurately estimated, the value of the award earned in 2014 and paid in early 2015 is included in this column.
(2)

These performance based restrictive shares and stock options are available to vest over five calendar years beginning in 2015. The actual annual vesting percentage for each year is the year-over-year growth rate in diluted net income per share plus ten percentage points. Because the awards vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may exercise the options at any time within ten years from the grant date. Vested restricted shares are delivered to the participant based on an election they made before the award begins to vest. Any restricted shares or stock options unvested after five years are forfeited back to the company.
(3)	The amounts in this column represent the grant date fair value for the respective awards. The performance based restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.
(4)	Represents the number of performance shares granted during the reported year to the named executive officer.
(5)	Represents the number of performance-based stock options granted during the reported year to the named executive officer.

Outstanding Equity Awards at Fiscal Year-End

	Performance–Incentive Stock Option Awards				Performance Shares
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: (1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	25,986	37,394	$68.81	12/7/2021	148,835	$11,146,231
	18,683	91,217	61.91	12/5/2022
	31,700	95,100	58.25	12/4/2023
	0	119,620	74.57	12/3/2024

Chad M. Lindbloom	7,798	11,222	68.81	12/7/2021	44,300	3,317,597
	4,672	22,808	61.91	12/5/2022
	7,925	23,775	58.25	12/4/2023
	0	29,050	74.57	12/3/2024

James P. Lemke	7,470	10,750	68.81	12/7/2021	40,949	3,066,656
	4,048	19,762	61.91	12/5/2022
	6,870	20,610	58.25	12/4/2023
	0	23,930	74.57	12/3/2024

Stéphane D. Rambaud	7,398	22,193	58.25	12/4/2023	12,128	908,228
	0	27,350	74.57	12/3/2024

Scott A. Satterlee	9,746	14,024	68.81	12/7/2021	46,639	3,492,817
	4,983	24,327	61.91	12/5/2022
	7,925	23,775	58.25	12/4/2023
	0	30,760	74.57	12/3/2024

(1)	The 2011-2014 performance-incentive stock option and performance share grants, which begin vesting in 2012-2015, respectively, are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013 and 2014 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance-incentive stock options and/or performance shares unvested after five years are forfeited back to the company. Once the options are vested, they are exercisable for a period of ten years from the date of grant under the option award agreement. The vested performance shares are deliverable to the named executive officer according to their prior-made election but no sooner than seven years after the shares begin to vest. The discounts on the performance share and restricted stock unit grants, calculated using the Black-Scholes option pricing model, were 22% in 2011, 21% in 2012, 21% in 2013, and 17% in 2014.

Option Exercises and Stock Vested During 2014

	Stock Awards			Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)		Value Realized on Exercise or Vesting ($)
John P. Wiehoff	48,686	(1)	5,370,597	1,278,230
Chad M. Lindbloom	7,536		564,349	287,720
James P. Lemke	6,914		517,774	268,358
Stéphane D. Rambaud	1,883		140,980	87,536
Scott A. Satterlee	8,136		609,290	322,192

(1)	22,599 of these shares are under a time based vesting award and the balance vest based on the financial performance of the company.

Nonqualified Deferred Compensation

Name of Executive	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year ($)(2)
John P. Wiehoff	0	$2,111,822	13,168,015	0	$63,302,121
Chad M. Lindbloom	0	513,042	876,741	0	8,420,257
James P. Lemke	0	422,812	719,323	0	7,618,635
Stéphane D. Rambaud	0	483,214	126,620	0	1,049,209
Scott A. Satterlee	0	543,615	852,980	0	10,712,640

(1)	All values in this column represent the closing market price of the company stock on the grant date of the restricted share award.
(2)	All values in this column are based on the closing market price of the company stock as of December 31, 2013.

The following table lists the potential value of accelerated vesting of unvested performance shares and performance-based stock options upon termination of employment in the case of change in control, death, or disability of our named executive officers. For this purpose, change in control is defined as (i) the ownership by a person or entity of more than 50% of the Common Stock of the company, (ii) the completion of a merger or consolidation where the surviving entity’s board would not have at least 60% of the (a) directors and (b) shareholders prior to such merger or consolidation, (iii) a majority of the Board of Directors changes in a single election, and (iv) the company sells or otherwise disposes of all or substantially all of its assets or dissolves the company. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2013, the last day of our reporting year. C.H. Robinson does not gross up payments to executive officers due to a change in control.

Name of Executive	Benefit and Payments Upon Termination	Change in Control, Death or Disability ($)
John P. Wiehoff	Vesting of unvested performance-based stock options	$3,032,096
	Vesting of unvested performance shares	11,146,231

Chad M. Lindbloom	Vesting of unvested performance-based stock options	769,194
	Vesting of unvested performance shares	3,317,597

James P. Lemke	Vesting of unvested performance-based stock options	672,481
	Vesting of unvested performance shares	3,066,656

Stéphane D. Rambaud	Vesting of unvested performance-based stock options	378,035
	Vesting of unvested performance shares	908,228

Scott A. Satterlee	Vesting of unvested performance-based stock options	806,495
	Vesting of unvested performance shares	3,492,817

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2014, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 374 truckloads. The company paid approximately $960,000 to AMMF for these services, which represented less than one percent of AMMF’s revenues for 2014. Management reported to the Audit Committee that the prices paid for the trucking services provided by AMMF were negotiated by 35 separate offices and were consistent with similar loads carried by other third party vendors using comparable equipment.

One of our executive officers, Stéphane D. Rambaud, is a co-owner of a St. Louis, Missouri property. In 2014, the company made approximately $339,000 in rental payments for the use of this property. The company obtained the lease for this property through its acquisition of Phoenix International Freight Services, Ltd. in November 2012. Management reported to the Audit Committee that the rental fees paid for the property were comparable to other facilities, used for similar purposes, in that geography, based on a market rental analysis conducted by a third party.

C.H. Robinson’s transactions with AMMF and Mr. Rambaud were reviewed by our Audit Committee consistent with our Related Party Transaction policy. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Mr. Rambaud in light of the factors listed in its Related Party Transactions policy. Based on its review, the Committee determined that the company’s transactions conducted with AMMF and Mr. Rambaud were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF in its assessment of Mr. Short’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

James B. Stake

Scott P. Anderson

Jodee A. Kozlak

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 11, 2015, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them. Percentage ownership of our Common Stock in the table is based on 147,855,864 shares of our Common Stock issued and outstanding on March 11, 2015.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares	Number of Performance Shares Granted (2)
The Vanguard Group (3)	12,332,712	8.4%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc. (4)	9,432,577	6.5%
40 East 52nd Street New York, NY 10022
John P. Wiehoff (5)	260,970	.18%	845,268
Stéphane D. Rambaud (6)	125,812	.09%	14,010
James P. Lemke (7)	156,039	.11%	101,731
Chad M. Lindbloom (8)	85,700	.06%	112,435
Scott A. Satterlee (9)	24,094	.02%	143,045
Robert Ezrilov	100,271	.07%
Wayne M. Fortun	31,293	.02%
Brian P. Short	45,100	.03%
ReBecca Koenig Roloff	15,355	.01%
David W. MacLennan	8,491	.01%
James B. Stake	9,231	.01%
Scott P. Anderson	6,874	.00%
Mary J. Steele Guilfoile	2,904	.00%
Jodee A. Kozlak	2,880	.00%
All executive officers and directors as a group (19 people)	1,028,738	0.69%	1,566,036

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 11, 2015, are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The figures in this column represent the performance shares and units granted to the named executive officers and the other executive officers of the company.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2015. The Vanguard Group, Inc., filing as a parent holding company, has sole voting power over 253,856 shares and sole dispositive power over 12,079,222 shares.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G/ filed with the Securities and Exchange Commission on January 12, 2015. BlackRock Inc., filing as a parent holding company, has sole voting power over 8,195,542 shares and sole dispositive power over 9,432,577 shares. BlackRock Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(5)	Includes 56,908 shares owned by Mr. Wiehoff’s spouse and children, and includes 76,369 shares underlying performance-based stock options exercisable within 60 days.

(6)	Includes 7,398 shares underlying performance-based stock options exercisable within 60 days.
(7)	Includes 18,388 shares underlying performance-based stock options exercisable within 60 days.
(8)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 20,395 shares underlying performance-based stock options exercisable within 60 days.
(9)	Includes 22,653 shares underlying performance-based stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than 10 percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than 10 percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10 percent beneficial owners were complied with in 2014.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, ReBecca Koenig Roloff, Brian P. Short, James B. Stake, and Mary J. Steele Guilfoile. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Short, Ms. Guilfoile, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2014. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Robert Ezrilov

ReBecca Koenig Roloff

Brian P. Short

James B. Stake

Mary J. Steele Guilfoile

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	Pay incentive compensation aligned with company earnings at various levels;

3)	Emphasize both team and company performance;

4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal, we encourage you to review the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2014 compensation of our named executive officers.

C.H. Robinson annually requests shareholder approval of the compensation of our named executive officers. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables, and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: APPROVAL OF THE C.H. ROBINSON WORLDWIDE, INC. 2015 NON-EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan (the “Annual Plan”) which was approved by our Board of Directors on February 5, 2015, subject to shareholder approval. If our shareholders approve the Annual Plan, it will become effective January 1, 2016. The Annual Plan will replace our 2010 Non-Equity Incentive Plan which expire on December 31, 2015.

We have structured the Annual Plan to enable our Compensation Committee to provide annual incentive compensation that will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally does not allow a publicly-held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain “covered employees” unless such compensation is considered “performance-based” for purposes of Section 162(m). Under Section 162(m) as currently interpreted by the Internal Revenue Service, the group of “covered employees” as of the end of any taxable year consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer.

One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid, including the performance goals that must be satisfied, must be disclosed to and approved by a company’s shareholders. As a result, when the Board of Directors approved the Annual Plan, it made its approval subject to the condition that the Annual Plan be approved by the company’s shareholders at the 2015 Annual Meeting.

Description of the Executive Annual Incentive Plan

The following description of the Annual Plan is only a summary of its material terms, and is qualified in its entirety by reference to the actual plan document. The Plan document is attached as Appendix A to this Proxy Statement.

Eligibility to Participate. Eligibility to participate in the Plan is limited to our executive officers. Our Compensation Committee will select the participants from among those eligible to participate.

Administration. Our Compensation Committee will administer the Annual Plan, which includes the authority to interpret the Annual Plan, establish rules and procedures regarding its administration, determine whether conditions to payment of compensation under the Annual Plan have been met, and exercise discretion to reduce the amount of incentive compensation that would otherwise be payable under the Annual Plan.

Performance Period. Each performance period under the Annual Plan will be a calendar year, beginning with 2016.

Performance Goal. An annual incentive amount may be payable to any participant if the company achieves positive adjusted net income for the applicable performance period. “Adjusted net income” means the company’s net income adjusted to exclude the impact of: (i) equity restructurings or other changes in corporate capitalization, (ii) changes in tax laws or accounting principles, (iii) foreign exchange gains or losses, (iv) extraordinary items as determined under generally accepted accounting principles in the United States, and (v) restructuring and other nonrecurring charges as described in the company’s reports filed with the SEC.

Determining Payment Amounts. The Annual Plan establishes the maximum annual incentive amount payable to any participant for any performance period, expressed in terms of a percentage of the company’s adjusted net income for the performance period. For our chief executive officer, this percentage is one percent, and for any other executive officer the percentage is one half of one percent. The Compensation Committee has the discretion to reduce the annual incentive amount payable to a participant for any performance period below the applicable maximum amount payable, and expects that it will typically exercise that discretion.

Payment of Annual Incentives. Payments may be made in cash or, if the Compensation Committee chooses, in shares of our common stock from our 2013 Equity Incentive Plan. All payments for a performance period are to be made no later than March 15 of the following year, after the Compensation Committee has certified achievement of the performance goal for the performance period, the maximum amounts that could be paid, and the actual amounts that are to be paid.

Termination of Employment. If a participant’s employment ends for any reason during a performance period, that participant will forfeit all rights to receive an annual incentive payment for that performance period. The Compensation Committee may, however, provide for a pro-rated annual incentive payment to a participant whose termination is due to death or disability if all other Annual Plan requirements are satisfied for that performance period.

Amendment and Term of Plan. The Annual Plan will become effective on January 1, 2016, if approved by our shareholders at the Annual Meeting. The Annual Plan will remain in effect until terminated by the Compensation Committee. The Compensation Committee may also amend or suspend the Annual Plan at any time, and any amendment will be subject to shareholder approval only if such approval is necessary to enable compensation provided under the Annual Plan to continue to qualify as performance-based compensation under Section 162(m).

Forfeiture or Recovery of Compensation. Any participant who misappropriates company funds or property or fails to comply with obligations to the company under confidentiality, noncompetition, data security, and related agreements will forfeit all rights to receive any unpaid annual incentives under the Annual Plan. Annual incentives paid or payable under the Annual Plan will be subject to forfeiture, cancellation, reduction, or recovery under any compensation recovery adopted by the company.

Federal Income Tax Consequences

Annual incentive compensation payments made in cash or shares of company common stock will be taxed to the recipient as ordinary income in the year of receipt. Assuming that our shareholders approve the Annual Plan and that the operational and other requirements that must be met for compensation provided under the Annual Plan to qualify as performance-based under Section 162(m) are satisfied, the company will be entitled to a deduction for federal income tax purposes equal to the amount of income recognized by participants in the Annual Plan in each year that such income is recognized.

New Plan Benefits

Because the Annual Plan will not become effective until January 1, 2016, the participants in the Annual Plan are yet to be selected by the Compensation Committee, the maximum annual incentive amounts payable will be a function of the company’s future adjusted net income, and the Compensation Committee may utilize discretion to reduce actual annual incentive payouts below the applicable maximum amounts payable, it cannot be determined at this time what amounts, if any, will be received under the Annual Plan by our named executive officers or other executives.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote “FOR” the proposal to approve the adoption of the C.H. Robinson Worldwide, Inc. Non-Equity Incentive Plan.

PROPOSAL FOUR: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2015. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the year ended December 31, 2014, and December 31, 2013. The table also includes fees billed for other services provided by the independent auditor during the same periods.

Fees	2014	2013
Audit Fees (a)	$1,481,726	$1,584,625
Audit-Related Fees (b)	42,646	750,307
Tax Fees (c)	313,159	434,559

Total	$1,837,531	$2,769,491

(a)	Fees for audit services billed or expected to be billed relating to 2014 and 2013 consisted of:

•	Audit of the company’s annual financial statements and internal controls over financial reporting.

•	Reviews of the company’s quarterly financial statements.

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters.

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit

•	Due diligence procedures related to closed and prospective acquisitions.

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•	Fees for tax compliance services totaled $434,559 and $339,426 in 2013 and 2014, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•	Fees for tax planning and advice services totaled $11,460 and $0 in 2013 and 2014, respectively. Tax planning and advice are services provided for proposed transactions or other general tax planning matters.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2014 and 2013 were pre-approved, following the policies and procedures of the Audit Committee.

Preapproval Policy

All of the professional services were approved or preapproved in accordance with policies of the Audit Committee and the company. These polices describe the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific preapproval and cannot begin until approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the preapproval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2016 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2015 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2014 Annual Meeting is held on schedule, we must receive notice pertaining to the 2015 Annual Meeting no later than February 7, 2015. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder, and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 7, 2015. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2015 proxy materials, such notice must be received at the above address no later than November 28, 2014.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: Chief Legal Officer and Secretary, by telephone at (952) 937-7829, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2014, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials.

Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 7, 2015, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder, please bring with you some proof of C.H. Robinson Worldwide, Inc. Common Stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, mobile telephones, or pagers will be allowed to be used in the meeting room.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 27, 2015

APPENDIX A

C.H. ROBINSON WORLDWIDE, INC.

2015 NON-EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan (the “Plan”) is to provide executive officers of C.H. Robinson Worldwide, Inc. (the “Company”) with incentive to achieve annual performance objectives established for the Company and its subsidiaries, and to provide these individuals with incentive compensation that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2. Definitions.

(a) “Adjusted Net Income” means, with respect to a Performance Period, the net income of the Company as reported in the Company’s audited Consolidated Statement of Income, adjusted to exclude the impact of: (i) equity restructurings or other changes in corporate capitalization, (ii) changes in tax laws or accounting principles, (iii) foreign exchange gains or losses, (iv) extraordinary items as determined under generally accepted accounting principles in the United States, and (v) restructuring and other nonrecurring charges as described in the Company’s reports filed with the Securities and Exchange Commission for periods within the applicable Performance Period.

(b) “Board’ means the Board of Directors of the Company.

(b) “Committee” means those members of the Compensation Committee of the Company’s Board who qualify as outside directors for purposes of Section 162(m).

(d) “Participant” means an employee of the Company or any of its subsidiaries who is eligible to participate in this Plan pursuant to Section 4 and whose participation in the Plan has been approved by the Committee. References in the Plan to termination of employment with the Company shall be deemed to refer to termination of employment with the Company and its subsidiaries.

(e) “Performance Period” means a calendar year.

3. Term and Termination of the Plan.

This Plan shall become effective on January 1, 2016 if approved by the Company’s shareholders at the Company’s 2015 Annual Meeting of Shareholders, and it shall remain in effect until it is terminated by the Committee.

4. Participation.

(a) Eligibility. Eligibility to participate in the Plan is limited to executive officers of the Company and other senior executives of the Company. Participants in the Plan for each Performance Period shall be selected by the Committee from those eligible to participate in the Plan.

(b) Termination of Employment. Any Participant whose employment with the Company terminates prior to the end of a Performance Period will forfeit all rights to receive an annual incentive payment under the Plan for that Performance Period. Notwithstanding the foregoing, if a Participant’s employment is terminated during a Performance Period due to death or permanent disability, the Committee may, in its discretion, provide for a pro-rated annual incentive payment based on the number of days the Participant was employed by the Company during such Performance Period, but such pro-rated incentive amount will be paid only if all other applicable requirements of the Plan are satisfied, including the Committee’s determination that the performance goal for the applicable Performance Period has been met and authorization of the payment of annual incentives.

5. Amounts of Annual Incentive.

(a) Performance Goal. An annual incentive amount may be payable to any Participant if the Company achieves positive Adjusted Net Income for the applicable Performance Period.

(b) Maximum Annual Incentive. For any Performance Period, the maximum annual incentive payable under the Plan to the Company’s Chief Executive Officer shall be one percent of the Adjusted Net Income for such Performance Period, and the maximum annual incentive payable under the Plan to any other executive officer of the Company shall be one half of one percent) of the Adjusted Net Income for such Performance Period.

(c) Committee Discretion. The Committee may, in its sole discretion, reduce or eliminate the annual incentive payable to a Participant for any Performance Period below the applicable maximum amount payable under Section 5(b) based on such factors as the Committee may deem appropriate, which may include a determination of the amount that would be payable to such Participant if the Participant’s annual incentive were to be determined in accordance with a Company plan or program applicable to employees who are not Participants in this Plan. The Committee may exercise this discretion in a non-uniform manner among the Participants. In no event may the Committee increase the annual incentive payable under the Plan to any Participant above the applicable maximum amount payable determined in accordance with Section 5(b).

6. Payments of Annual Incentive.

All annual incentive payments under this Plan shall be made in the form of cash or, in the Committee’s discretion, in the form of shares of Company common stock from the Company’s 2013 Equity Incentive Plan or other Company equity compensation plan that has been approved by shareholders. All annual incentive payments for a Performance Period shall be completed as soon as administratively practicable following the Committee’s written certification as to the satisfaction of the performance goal for such Performance Period, the maximum annual incentive amounts that may be payable as described in Section 5(b), and the actual annual incentive amounts to be paid to Participants after any exercise of discretion under Section 5(c), but in no event later than March 15 of the year following the end of such Performance Period.

7. Plan Administration.

This Plan will be administered by the Committee, which may delegate any of its non-discretionary administrative responsibilities in connection with the Plan to the appropriate employees of the Company. The Committee will have full power and authority to interpret the Plan, to establish, amend, and rescind any rules, forms, or procedures as it deems necessary for the proper administration of the Plan, to determine whether any performance goal or other conditions that are a prerequisite to earning an annual incentive have been met, the amount, manner and time of payment of any annual incentive compensation payable hereunder, and to take any other action as it deems necessary or advisable in connection with the Plan. Any decision made, action taken, or interpretation made by the Committee or its delegate that is not inconsistent with the provisions of this Plan will be final, conclusive, and binding on all persons interested in the Plan.

8. Amendments.

The Committee may at any time amend, suspend, or terminate this Plan in whole or in part; provided that any amendment which would (a) increase the maximum annual incentive payable to any Participant, (b) revise the performance goal applicable for determining the amount of annual incentive compensation payable hereunder, or (c) otherwise require stockholder approval in order to enable compensation provided under the Plan to qualify as performance-based compensation under Section 162(m), shall become effective only after it is approved by the Company’s shareholders.

9. Forfeiture and Recovery of Compensation.

(a) Misconduct. Notwithstanding any other provision of this Plan, any Participant who embezzles or misappropriates Company funds or property, or who the Company has determined has failed to comply with the terms and conditions of any of the following agreements which he or she may have executed in favor of the Company: (i) Confidentiality and Noncompetition Agreement, (ii) Management-Employee Agreement, (iii) Sales-Employee Agreement, (iv) Data Security Agreement, or (v) any other agreement containing post-employment restrictions, will automatically forfeit all rights under the Annual Plan to receive any unpaid annual incentives, whether or not the applicable Performance Period has ended.

(b) Recovery Policy. Any annual incentives paid or payable under this Plan shall be subject to forfeiture, cancellation, reduction, or recovery by the Company pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Securities Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law.

10. General Provisions.

(a) No Rights to Awards or Continued Employment. Nothing in this Plan or the fact that a person participates in or has become eligible to participate in the Plan shall be deemed to give such person any right to be retained in the employ of the Company or to interfere with the right of the Company to discipline or terminate the employment of such person at any time for any reason whatsoever. No person shall have any claim or right to receive annual incentive compensation under this Plan, except as provided in accordance with the provisions of this Plan and as approved by the Committee.

(b) Other Incentive Compensation. The Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company, nor shall it preclude the Board or Committee from authorizing or approving other forms of incentive compensation.

(c) Withholding Taxes. All payments of annual incentive compensation made pursuant to this Plan will be subject to withholding for all applicable taxes and contributions required by law to be withheld therefrom.

(d) Rights Not Assignable. No right or interest of any Participant under the Plan shall be assignable or transferable, or subjected to any claims of any creditor or to any lien.

(e) Unfunded Status of Plan. The Company shall have no obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Minnesota, without regard to its conflicts of law principles.

(g) Interpretation. The Plan is designed and intended to be administered and interpreted in a manner that will cause compensation provided hereunder to satisfy the requirements for performance-based compensation under Section 162(m), and all provisions of the Plan shall be construed consistent with that intention.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M85363-P61670	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

C.H. ROBINSON WORLDWIDE, INC.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees:	For	Against	Abstain
1a. Scott P. Anderson	☐	☐	☐
1b. Robert Ezrilov	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, and 4.
1c. Wayne M. Fortun	☐	☐	☐		For	Against	Abstain
1d. Mary J. Steele Guilfoile	☐	☐	☐	2. To approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐
1e. Jodee A. Kozlak	☐	☐	☐
1f. ReBecca Koenig Roloff	☐	☐	☐	3. To approve the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan;	☐	☐	☐
1g. Brian P. Short	☐	☐	☐
1h. James B. Stake	☐	☐	☐	4. Ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2015;	☐	☐	☐
1i. John P. Wiehoff	☐	☐	☐
NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — M85364-P61670

C.H. ROBINSON WORLDWIDE, INC.

Annual Meeting of Shareholders

Thursday, May 7, 2015 1:00 P.M. Central Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible. By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 7, 2015 at 1:00 PM Central Time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the item in Proposal 3, and FOR the item in Proposal 4. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 7, 2015.

C.H. ROBINSON WORLDWIDE, INC.

Meeting Information

Meeting Type:  Annual Meeting

For holders as of:   March 11, 2015

Date:  May 7, 2015          Time:  1:00 P.M., Central Time

Location:    C.H. Robinson Worldwide, Inc.

          14800 Charlson Rd.

          Eden Prairie, MN 55347

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:             sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2015 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
	1a. Scott P. Anderson 1b. Robert Ezrilov 1c. Wayne M. Fortun	2. To approve, on an advisory basis, the compensation of our named executive officers;
3. To approve the C.H. Robinson Worldwide, Inc. 2015 Non-Equity Incentive Plan;

	1d. Mary J. Steele Guilfoile	4. Ratification of the selection of Deloitte & Touche LLP as the company's independent auditors for the fiscal year ending December 31, 2015;
1e. Jodee A. Kozlak
	1f. ReBecca Koenig Roloff	NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.
1g. Brian P. Short
1h. James B. Stake
1i. John P. Wiehoff